Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Tuesday, April 7, 2009

Gannett Announces Private Exchange Offer

for its 5.75% Notes due 2011 and 6.375% Notes due 2012

McLEAN, VA – Gannett Co., Inc. (NYSE: GCI) today announced that it has commenced a private exchange offer relating to its 5.75% Notes due 2011 (CUSIP No. 364725AE1) and its 6.375% Notes due 2012 (CUSIP No. 364725AC5) (collectively, the “Old Notes”). The Company is offering to exchange $1,000 in principal amount of new 10% Senior Notes due 2015 (including a $30 early participation payment) for $1,000 principal amount of the 2011 notes, and $1,000 in principal amount of new 10% Senior Notes due 2016 (including a $30 early participation payment) for $1,000 principal amount of the 2012 notes. The exchange offer is being made only to qualified institutional buyers and certain non-U.S. investors located outside the United States. An offering memorandum and accompanying letter of transmittal, each dated today, set forth the terms of the exchange offer.

Only eligible holders who validly tender their Old Notes prior to the early participation deadline, 5:00 p.m., New York City time on April 21, 2009 (unless extended), and do not withdraw their tenders, will be eligible to receive the $30 early participation payment for each $1,000 principal amount of Old Notes tendered. All eligible holders whose Old Notes are validly tendered and accepted will also receive a cash payment equal to the accrued and unpaid interest on their Old Notes to, but not including, the date on which the Old Notes are exchanged. The exchange offer will expire at 5:00 p.m., New York City time, on May 5, 2009, unless extended (the “Expiration Date”). Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Tenders of Old Notes may be withdrawn prior to, but not after, 5:00 p.m., New York City time on April 21, 2009 (unless extended).

The new 2015 notes and the new 2016 notes (together, the “New Notes”) will be senior unsecured obligations and will be guaranteed by certain of our subsidiaries. The New Notes and the subsidiary guarantees have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The exchange offer is conditioned upon the satisfaction of certain customary conditions described in the offering memorandum. These conditions include the requirement that we receive valid tenders, not validly withdrawn, of Old Notes exchanged for at least $100,000,000 aggregate principal amount of new 2015 notes and $100,000,000 aggregate principal amount of new 2016 notes. Subject to applicable law, Gannett may, at its sole discretion, waive any condition applicable to the exchange offer, may extend the exchange offer and may terminate the exchange offer before the Expiration Date.

Neither the Company, its Board of Directors, the exchange agent nor the dealer manager makes any recommendation as to whether holders of the Old Notes should tender or refrain from tendering the Old Notes for exchange. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Old Notes or any other securities. The exchange offer is made only by the offering memorandum and the accompanying letter of transmittal.

About Gannett

Gannett Co., Inc. is an international news and information company operating on multiple platforms including the Internet, mobile, newspapers, magazines and TV stations. Gannett is an Internet leader with hundreds of newspaper and TV Web sites; CareerBuilder.com, the nation’s top employment site; USATODAY.com; and more than 80 local MomsLikeMe.com sites. Gannett publishes 85 daily U.S. newspapers, including USA TODAY, the nation’s largest-selling daily newspaper, and more than 850 magazines and other non-dailies including USA WEEKEND. Gannett also operates 23 television stations in 19 U.S. markets. Gannett subsidiary Newsquest is the United Kingdom’s second largest regional newspaper company with 17 daily paid-for titles, more than 200 weekly newspapers, magazines and trade publications, and a network of Web sites.

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